Filed Pursuant to Rule 424(b)(3)
Registration No. 333-159645

SUPPLEMENT NO. 8 DATED NOVEMBER 21, 2012
TO PROSPECTUS DATED MARCH 29, 2012

AMBIENT CORPORATION

This document supplements the prospectus dated March 29, 2012, as subsequently amended by Supplement No.1 dated May 16, 2012, Supplement No. 2 dated June 12, 2012, Supplement No. 3 dated June 21, 2012, Supplement No. 4 dated August 16, 2012, Supplement No. 5 dated September 12, 2012 and Supplement No. 6 dated September 24, 2012 by attaching to and making as part of this Prospectus Supplement Ambient Corporation’s Current Report on Form 8-K  filed with the Securities and Exchange Commission on November 8, 2012 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 filed with the Securities and Exchange Commission on November 14, 2012. This Prospectus Supplement is incorporated by reference into the prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to the prospectus.

NEITHER THE SECURITIES EXCHANGE AND COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is November 14, 2012.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 14, 2012

AMBIENT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23723	98-0166007
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 WELLS AVENUE, SUITE 11, NEWTON, MASSACHUSETTS, 02459
 (Address of principal executive offices, including Zip Code)

617- 332-0004
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 14, 2012, the Board of Directors of Ambient Corporation (the “Company”) approved the promotion of Michael Quarella, formerly the Company’s Vice President of Operations, to become the Company’s Chief Operating Officer, effective immediately. Mr. Quarella, age 57, has been Vice President of Operations at the Company since March 2005. From October 2003 until he joined the Company, Mr. Quarella was Director of Operations for Verso Technologies, formerly MCK Communications and has led a long distinguished career in start-up/development stage operations and manufacturing. Mr. Quarella has introduced risk management techniques in support of new product introduction practices to meet time-to-market, quality, and cost requirements at Ambient. Mr. Quarella is also responsible for developing and maintaining a highly responsive and dedicated Manufacturing and Development organization.

There are no arrangements or understandings between Mr. Quarella and any other person pursuant to which he was appointed Chief Operating Officer. There is no family relationship between Mr. Quarella and any of the Company's directors or officers. There are no related party transactions reportable under Item 404(a) of Regulation S-K.

A copy of the press release of the Company announcing Mr. Quarella’s election and appointment as Chief Operating Officer is attached as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit Number	Exhibit
99.1	Press Release dated November 20, 2012

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBIENT CORPORATION

Dated: November 20, 2012	By:	/s/ John J. Joyce
John J. Joyce
Chief Executive Officer

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Ambient Corporation Promotes Michael Quarella to the Newly Created Position of Chief Operating Officer

Newton, MA November 20, 2012 — Ambient Corporation (NASDAQ: AMBT), provider of a secure, flexible and scalable smart grid communications and applications platform, announced today that the Company’s Board of Directors approved the promotion of Michael Quarella to the role of Chief Operating Officer, effective immediately.  Mr. Quarella (age 57) joined Ambient’s management team in March 2005 as Vice President of Operations.  In this role, he has proven himself to be a leader in dynamically enhancing the Company’s overall manufacturing capability and in implementing process and controls necessary to support Ambient’s rapid growth.

John J. Joyce, President and Chief Executive Officer commented, “Michael has done an excellent job of bringing world class manufacturing techniques and discipline to the very agile Manufacturing and Development teams that he has helped to build over the course of his tenure with the Company. In promoting him to this new role, we expect to further leverage his expertise and leadership as our Company continues to execute on both our strategic global growth plans and new product development initiatives.”

About Ambient Corporation
Ambient designs, develops and sells the Ambient Smart Grid® communications platform. The Ambient Smart Grid products and services include communications nodes; a network management system, AmbientNMS®; integrated applications; and maintenance and consulting services. Using open standards-based technologies along with in-depth industry experience, Ambient provides utilities with solutions for their smart grid initiatives. Headquartered in Newton, MA, Ambient is a publicly traded company (NASDAQ: AMBT). More information on Ambient is available at www.ambientcorp.com.

Except for historical information, this press release contains statements that may be deemed to be “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to the diversification of our customer base, the introduction of new products, further development and marketing of our communications platform and cultivating projects with potential customers, among others. These forward-looking statements are based upon our current expectations, estimates and projections about our business and our industry and reflect our beliefs and assumptions based upon information available to us at the date of this release. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, which could have a material adverse effect on our operations and future prospects including, but not limited to, our ability to retain and attract customers, particularly in light of our dependence on a single customer for substantially all of our revenue; our expectations regarding our expenses and revenue, including our expectations that our research and development expenses and selling, general and administrative expenses may increase in absolute dollars; our material weakness in internal control over financial reporting; anticipated trends and challenges in our business and the markets in which we operate, including the market for smart grid technologies; our expectations regarding competition as more and larger companies enter our markets and as existing competitors improve or expand their product offerings; our plans for future products and enhancements of existing products and market acceptance of these products; realizing expected sales from our backlog of orders; our ability to meet new customers’ quality standards, specifications, process-related performance requirements or delivery schedules; our anticipated cash needs and our estimates regarding our capital requirements; and our anticipated growth strategies. We undertake no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in our filings with the Securities and Exchange Commission.

Ambient is a registered trademark of Ambient Corporation with the U.S. Patent and Trademark Office.

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